January 29, 2010

Securities Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Renhuang Pharmaceuticals, Inc.

We have read the statements regarding the recent change of auditors that Renhuang Pharmaceuticals, Inc. has included under Item 4.01 of the Form 8-K report it filed on January 19, 2010.  We agree with the statements made therein regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01 or made in that Form 8-K filing.

Very truly yours,

Certified Public Accountants and Advisors,
A Professional Corporation

www.mspc-cpa.com
546 5th Avenue, New York, NY 10036-5000      Tel 212 682-1234     Fax 212 687-8846
340 North Avenue, Cranford, NJ 07016-2496      Tel 908 272-7000       Fax 908 272-7101
Member of the American Institute of Certified Public Accountants Center for Public Company Audit Firms and Private Companies Practice Section.